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                                AMERIKING, INC.
                              CALCULATION OF EPS

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
                                                                           Dec. 28, 1999 to       Dec. 29, 1998 to
                                                                       ----------------------------------------------
                                                                            Mar. 27, 2000          Mar. 29, 1999
                                                                       ----------------------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                           (2,000,000)            (601,000)
Earnings available to stockholders
Dividends
     Preferred Stock                                                                (152,000)            (143,000)
     Senior Preferred Stock                                                       (1,443,000)           1,267,000)
Amortization of issuance costs                                                       (30,000)             (30,000)
                                                                               -------------         ------------
Income (loss) befor extraordinary item available to common
        stockholders                                                              (3,625,000)          (2,041,000)
Extraordinary item - loss from early extinguishment of debt
       (net of taxes)                                                                      -                    -
                                                                               -------------         ------------
Income (loss) available to common stockholders                                    (3,625,000)           2,041,000)

Weighted average number of common shares                                             902,992              902,992
Dilutive effect of options and warrants                                                    -                    -
                                                                               -------------         ------------
Weighted average number of common shares outstanding - basic                         902,992              902,992

Net income (loss) per common share - basic                                             (4.01)               (2.26)

Net income (loss) per common share - diluted                                           (4.01)               (2.26)

Weighted average number of common shares basic:
     Original shares                                                                 863,290              863,290
     Option shares                                                                     9,702                9,702
     Warrant shares                                                                        -                    -
     Common stock units                                                               30,000               30,000
                                                                               -------------         ------------
     Total                                                                           902,992              902,992

Weighted average number of common shares - diluted
     Original shares                                                                 863,290              863,290
     Option shares                                                                     9,702                9,702
     Warrant shares                                                                        -                    -
     Common stock units                                                               30,000               30,000
                                                                               -------------         ------------
     Total                                                                           902,992              902,992
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